Exhibit 99.2

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided Adjusted EBITDA in this exhibit because we believe it provides investors with additional information to measure our performance, estimate our value and evaluate our ability to service our debt. We also use Adjusted EBITDA for incentive compensation purposes.

Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. These measures should not be considered as alternatives to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•                                          includes estimated cost savings and operating synergies;

•                                          does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•                                          does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•                                          does not reflect changes in, or cash requirements for, our working capital needs;

•                                          does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debts;

•                                          excludes tax payments that represent a reduction in cash available to us;

•                                          does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                                          does not reflect management fees that may be paid to our sponsors following the consummation of the merger transactions; and

•                                          does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of theses expenses can represent the reduction of cash that could be used for other corporate purposes.

Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA only supplementally. Adjusted EBITDA is calculated as follows:

i

AMC Entertainment Inc.

Adjusted EBITDA Reconciliation

(in thousands)

Pro Forma
52 Weeks
December 29, 2005
Loss from continuing operations	$(158,559)
Income tax provision (benefit)	3,928
Investment loss (income)	2,935
Interest expense	199,534
Other expense (income)	(2,719)
Disposition of assets and other gains	(535)
Depreciation and amortization	287,556
Restructuring charge	8,861
Theatre and other closure expense	2,525
Preopening expense	8,796
Stock-based compensation expense	2,593
Management fee	5,996
Merger and acquisition costs	10,666

Subtotal	$371,577

Anticipated cost savings and other:

Administrative	29,920
Advertising	10,783
Vendors	6,001
Theatres	5,343

Adjusted EBITDA	$423,624